                                                                    EXHIBIT 99.1

                      FIRST FEDERAL FINANCIAL BANCORP, INC
                                415 CENTER STREET
                               IRONTON, OHIO 45638

RELEASE DATE:  OCTOBER 29, 2002

CONTACT:      I. VINCENT RICE
              President
              (740) 532-6845

         FIRST FEDERAL FINANCIAL BANCORP, INC.
         ANNOUNCES FOURTH QUARTER EARNINGS

         IRONTON, OHIO--(OTCBB:FFFB). First Federal Financial Bancorp, Inc. (the "Company"), announced record earnings today for its recently completed September 30 fiscal year. For the September 30, 2002 quarter, net income was $123,546, or $.28 per share ($.27 diluted), as compared to $82,500, or $.19 per share, for the three months ended September 30, 2001. For the year ended September 30, 2002, the Company earned $502,406, or $1.17 per share ($1.15 diluted), as compared to $267,612, or $.61 per share, for the year ended September 30, 2001. The 2002 fiscal year earnings represent an 87.7% increase over fiscal 2001.

         The Company paid a regular quarterly dividend of $.07 per share during each quarter of fiscal 2002 and 2001. Book value per share was $19.76 at September 30, 2002 as compared to $19.48 at September 30, 2001.

COMPARISON OF FOURTH QUARTER RESULTS OF OPERATIONS

         Net interest income for the quarter increased $130,891, or 27.5%, from $476,590 for the quarter ended September 30, 2001, to $607,481 for the quarter ended September 30, 2002. Interest income decreased $129,084, or 10.4%, but was more than offset by a $259,975, or 33.8%, decrease in interest expense. The decrease in interest income resulted primarily from a decrease in the average volume of the loan portfolio, and to a lesser extent, from a decline in variable rates of interest on loans and mortgage-backed securities. The decrease in interest expense resulted primarily from decreased rates paid on deposits and Federal Home Loan Bank advances due to declining market rates of interest, and to a lesser extent, due to a decline in the average volume of advances.

         The Company provided $35,000 for loan losses during the 2002 quarter as compared to $18,000 for the 2001 quarter, such increase reflecting management's estimate of the amount required to bring the allowance for loan losses to an adequate level based on a detail evaluation of the loan portfolio. Net charge-offs of loans during the 2002 quarter totaled $20,866 as compared to $21,734 during the 2001 quarter.

         Non-interest income decreased $9,178, or 24.7%, from $37,165 for the 2001 quarter to $27,987 for the 2002 quarter, such decrease being primarily attributable to $5,486 in losses on sales of foreclosed real estate during the 2002 quarter as compared to $5,521 in gains during the 2001 quarter.

         Non-interest expense increased $40,956, or 10.9%, from $374,482 for the 2001 quarter to $415,438 for the 2002 quarter. The increase consisted primarily of increases in compensation and benefits of $39,854 and other non-interest expenses of $6,500, partially offset by declines in franchise taxes and advertising expenses of $6,340 and $5,125, respectively.

         The provision for income taxes increased $22,711, or 58.6%, from $38,773 for the 2001 quarter to $61,484 for the 2002 quarter. The Company's effective tax rates were 33.2% and 31.9% for the 2002 and 2001 quarters, respectively.

COMPARISON OF FISCAL YEAR RESULTS OF OPERATIONS

         For the year ended September 30, 2002 as compared to September 30, 2001, net interest income increased $409,889, or 22.1%, from $1,853,437 to $2,263,326. Total interest income decreased $394,219, or 7.9%, but was more than offset by a $804,108, or 25.4%, decrease in interest expense. The decrease in interest income resulted primarily from decreases in the average volumes of the loan and mortgage-backed securities portfolios and from lower yields earned on these assets due to declining, variable interest rates. The decrease in interest expense resulted primarily from decreased rates paid on interest-bearing deposits and advances from the Federal Home Loan Bank due to declining market rates of interest and from decreases in the average volume of advances.

         The Company provided $81,000 for loan losses during the year ended September 30, 2002 as compared to $55,000 for the 2001 fiscal year, such increase reflecting management's estimate of the amount required to maintain the allowance for loan losses at an adequate level based upon a detailed evaluation of loan portfolio. Net charge-offs of loans during fiscal year 2002 totaled $35,540, as compared to $104,148 for fiscal year 2001.

         Non-interest income increased $8,377, or 6.6%, from $127,755 for the year ended September 30, 2001 to $136,132 for the year ended September 30, 2002.

         Non-interest expense increased $30,954, or 2.0%, from $1,536,594 for the year ended September 30, 2001 to $1,567,548 for the year ended September 30, 2002. The increase resulted primarily from increases in compensation and benefits of $56,355, and other non-interest expenses of $28,625, partially offset by declines in franchise taxes and professional services expenses of $23,781 and $22,618, respectively.

         The provision for income taxes increased $126,518, or 103.7%, from $121,986 for the year ended September 30, 2001 to $248,504 for the year ended September 30, 2002 due to the increase in pretax income. The Company's effective tax rates were 33.1% and 31.3% for the 2002 and 2001 fiscal years, respectively.

         At September 30, 2002, the Company had $68.9 million in total assets, $59.8 million in total liabilities, and $9.1 million in total stockholders' equity. The Bank is the Company's only subsidiary, which conducts business from its main office located in Ironton, Ohio, and one full service branch located in Proctorville, Ohio.


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         FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY
                            CONDENSED BALANCE SHEETS

                                                                                  September 30,          September 30,
                                                                                      2002                    2001
                                                                                   (UNAUDITED)
                                                                                   -----------           ---------------

TOTAL ASSETS                                                                     $    68,966,931         $    70,986,081

INVESTMENT SECURITIES HELD TO MATURITY                                                 4,878,630               2,879,973

Investment Securities Available for Sale                                                 754,656                 659,023

Loans Receivable, net                                                                 49,696,299              52,274,784

Mortgage-Backed Securities Held to Maturity                                            3,378,557               4,296,086
Mortgage-Backed Securities Available for Sale                                          5,440,200               6,203,315

Deposits                                                                              49,750,208              51,115,536
Advances from FHLB                                                                     9,611,711              10,837,289
Total Liabilities                                                                     59,843,596              62,275,831
Total Stockholders' Equity                                                             9,123,335               8,710,250


CONDENSED STATEMENTS OF INCOME




                                                          THREE MONTHS                         TWELVE MONTHS
                                                       ENDED SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                               ----------------------------------  ------------------------------------
                                                    2002               2001             2002                 2001
                                                (UNAUDITED)         (UNAUDITED)      (UNAUDITED)
                                               ---------------   ----------------  ----------------    ----------------
Interest Income                                $     1,116,459   $      1,245,543   $     4,625,386    $      5,019,605
Interest Expense                                       508,978            768,953         2,362,060           3,166,168
                                               ---------------   ----------------   ---------------    ----------------

Net Interest Income                                    607,481            476,590         2,263,326           1,853,437
Provision for Loan Losses                               35,000             18,000            81,000              55,000
                                               ---------------   ----------------   ---------------    ----------------

Net Interest Income After
  Provision for Loan Losses                            572,481            458,590         2,182,326           1,798,437

Non-Interest Income                                     27,987             37,165           136,132             127,755
Non-Interest Expense                                   415,438            374,482         1,567,548           1,536,594
                                               ---------------   ----------------   ---------------    ----------------

Income Before Provision
  for Income Taxes                                     185,030            121,273           750,910             389,598

Provision for Income Taxes                              61,484             38,773           248,504             121,986
                                               ---------------   ----------------   ---------------    ----------------
Net Income                                     $       123,546   $         82,500   $       502,406    $        267,612
                                               ===============   ================   ===============    ================
Earnings Per Share:
  Basic                                        $           .28   $            .19   $          1.17    $            .61
                                               ===============   ================   ===============    ================
  Assuming Dilution                            $           .27   $            .19   $          1.15    $            .61
                                               ===============   ================   ===============    ================